                                                                      EXHIBIT 12

                                   BELO CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                              Six months ended
                                                               Year Ended December 31,                            June 30,
                                           ------------------------------------------------------------     ---------------------
                                             1997         1998         1999         2000         2001         2001         2002
                                           --------     --------     --------     --------     --------     --------     --------
Earnings:
       Earnings before income taxes
             and the cumulative effect
             of accounting changes         $154,122     $130,460     $276,453     $266,834     $ 21,763     $  1,071     $ 93,761
       Add: Total fixed charges              94,069      112,082      116,032      137,808      115,796       60,615       57,183
       Less: Interest capitalized               510        1,680        2,552        2,398          489          211          428
                                           --------     --------     --------     --------     --------     --------     --------
                   Adjusted earnings       $247,681     $240,862     $389,933     $402,244     $137,070     $ 61,475     $150,516
                                           ========     ========     ========     ========     ========     ========     ========

Fixed Charges:
       Interest                            $ 91,288     $109,318     $113,160     $135,178     $113,163     $ 59,326     $ 55,847
       Portion of rental expense
             representative of the
             interest factor(1)               2,781        2,764        2,872        2,630        2,633        1,289        1,336
                                           --------     --------     --------     --------     --------     --------     --------
                   Total fixed charges     $ 94,069     $112,082     $116,032     $137,808     $115,796     $ 60,615     $ 57,183
                                           ========     ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges             2.63x        2.15x        3.36x        2.92x        1.18x        1.01x        2.63x
                                           ========     ========     ========     ========     ========     ========     ========


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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.